FOR IMMEDIATE RELEASE

CONTACT: Walter E. Daller, Jr., President and CEO

PHONE: 215-256-8851

Parent Company of Harleysville National Bank and Trust Company

Security National Bank

Citizens National Bank

HARLEYSVILLE NAT'L CORP. APPOINTS TWO NEW DIRECTORS

HARLEYSVILLE, PA (May 30, 2002) - The Board of Directors at Harleysville National Corporation (HNC) recently appointed two new directors, Walter Bateman, Chairman, President and Chief Executive Officer of Harleysville Group Inc. and Stephanie S. Mitchell, Corporate Secretary of R.C. Smith Industries, Inc. and Corporate Secretary and Treasurer of Cole Candy & Tobacco Co., Inc.

Bateman will serve as a Class B Director and will be eligible for re-election in 2004. He will also serve on the board at Harleysville National Bank and Trust Company (HNB), an HNC subsidiary bank.

He has been in the insurance industry for over 28 years and serves on the board of numerous professional and community organizations including the Board of Directors of the Insurance Services Office, Inc., the Board of Trustees of the American Institute for Chartered Property Casualty Underwriters and Insurance Institute of America, and the Board of Governors of the National Association of Independent Insurers.

Locally, he is on the board of the North Penn United Way and was recently elected president of the organization. He has also served on the boards of Indian Creek Foundation, Montgomery County Community College Foundation and the New Hope-Solebury School District.

Bateman earned a bachelor's degree in economics from the University of Pennsylvania's Wharton School and a master's degree in business administration from Fairleigh Dickinson University. He has also received the professional designations of Chartered Property Casualty Underwriter (CPCU) and Associate in Risk Management (ARM). Earlier this year, the CPCU Society's Philadelphia Chapter presented him with the Franklin Award, in recognition of his contributions to the insurance industry in the Delaware Valley. A Vietnam veteran, he is a resident of Solebury, Bucks County.

Mitchell will serve as a Class A Director and will be eligible for re-election in 2003. She will also serve on the board at Security National Bank (SNB), another subsidiary of HNC. She is a great- granddaughter of Amanda Smith, the original Mrs. Smith of the Mrs. Smith's Pie Company, founded in Pottstown. Her father was a founding director of SNB in 1988.

She graduated from Pottsgrove High School and from Endicott College, Beverly, MA, where she graduated cum laude, with an associate's degree in business science. She was involved with the daily operations and management of several corporations over the years including Montco Investors Realty Co. and Delafoil, Inc. She has been active for many years with the Wyndcroft School, a highly-respected private elementary school in Pottstown, and has served on committees for the United Way of Pottstown. Mitchell is a resident of Pottstown, Pa.

"It is a sincere pleasure, and honor, to have Walt and Stephanie join our company and serve on our corporate and subsidiary bank boards. I'm confident their professional and community involvement will add much to Harleysville National Corporation's future success," said Walter E. Daller, Jr., President and CEO of HNC.

Providing real life financial solutions, Harleysville National Corporation (HNC) has assets of approximately $2.2 billion and operates 39 banking offices in 9 counties throughout Eastern Pennsylvania through its three subsidiary banks - Harleysville National Bank and Trust Company, Citizens National Bank and Security National Bank. Investment Management and Trust Services are provided throughout the company by Harleysville National Bank and Trust Company. Harleysville National Corporation's stock is traded in the over-the-counter market under the symbol "HNBC" and commonly quoted under NASDAQ National Market Issues. For more information on HNC, visit our Web site at www.hncbank.com.